Exhibit 99.1

NEWS ANNOUNCEMENT                      FOR IMMEDIATE RELEASE

PERFUMANIA HOLDINGS REPORTS SECOND
QUARTER NET SALES OF $97 MILLION

BELLPORT, N.Y., September 9, 2016 - Perfumania Holdings, Inc. (NASDAQ: PERF) (“Perfumania” or the “Company”) a U.S. specialty retailer and distributor of fragrances and related beauty products, today reported operating results for the second fiscal quarter representing the thirteen weeks and twenty-six weeks ended July 30, 2016.

($ in thousands, except per share data & percentage)	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales retail	$54,351	$68,653	$106,026	$137,323
Net sales wholesale	42,669	40,653	96,133	100,193
Total net sales	$97,020	$109,306	$202,159	$237,516

Gross profit retail	$27,128	$34,514	$53,457	$67,994
Gross profit wholesale	17,896	16,542	43,336	45,540
Total gross profit	$45,024	$51,056	$96,793	$113,534

Gross profit margin	46.4%	46.7%	47.9%	47.8%
Loss from operations	($9,342)	($15,074)	($14,044)	($13,507)
Net loss	($11,016)	($16,797)	($17,425)	($16,962)
Net loss per basic and diluted common share	($0.71)	($1.08)	($1.12)	($1.1)

Michael Katz, President and Chief Executive Officer of Perfumania, commented, “The challenging consumer environment and the transition of our largest consignment account to a wholesale client continued to impact our retail and wholesale operations during the fiscal second quarter. Despite these challenges, we continue to make progress on several elements of our growth strategy, including evolving our brand portfolio, evaluating and executing on various retail and wholesale cost savings initiatives, further promoting our omni-channel capabilities and right sizing our retail footprint, and adding to our senior management team, as we seek to further leverage our scale and vertical integration.

“Following the launch of the Kenneth Cole fragrance, Mankind Hero, in the first quarter of fiscal 2016, during the second quarter we built upon the success of our well-established designer and celebrity brands with the introduction of three new fragrances, Vince Camuto Oud, Crush by Rihanna and Gold Rush by Paris Hilton. We also generated solid results across many of our brands, including Vince Camuto, Rihanna and Tommy Bahama. We continue to actively evolve our fragrance portfolio, and as previously disclosed, we recently partnered with a notable designer that we plan to announce shortly. Moving forward, we are targeting additional fashion-house license partners to expand our growing designer brand portfolio as this fragrance category has grown increasingly attractive to our consumer base.

“Earlier this fiscal year, we completed the first phase of our technology initiative, integrating new point-of-sale technology into our Perfumania retail stores, adapting new inventory management technologies for more efficient technology infrastructure and more appealing and accessible product merchandising for consumers, as well as expanding our omni-channel capabilities. These changes are leading to new operating efficiencies while allowing us to improve the customer experience at our retail locations. Utilizing our omni-channel platform, our retail associates can now cross-promote and cross-sell products while leveraging our e-commerce platform, which we expect will facilitate a superior, seamless consumer experience across all channels and ultimately drive sales growth.

“Customer traffic levels remain challenged as many of our retail locations experienced lower foot traffic during the second quarter, predominantly at store locations in B and C rated malls and tourist-dependent areas. In particular, our Florida Perfumania stores continued to be impacted by the devaluation of many major foreign currencies, including the Euro, while Perfumania locations in Puerto Rico continue to operate in an unstable economic environment. Reflecting these challenges, we remain active in strategically re-aligning our existing store footprint, and as such closed 18 under-performing stores during the first half of fiscal 2016. Although such store closures continue to impact retail net sales, we expect they will result in a more profitable overall revenue mix from our retail footprint going forward, as closing under-performing locations will allow us to better allocate our operating, marketing, merchandising and financial resources to better performing locations as well as other growth initiatives.

“We recently announced the expansion of our management team with the appointments of Neal Montany as Chief Operating Officer of Perfumania Holdings, Inc. and Frank J. Furlan as Chief Executive Officer of Perfumania's Retail Store and E-Commerce Operations. Over the course of his career, Neal has built a strong record of driving operational efficiencies and generating new, diversified revenue sources, resulting in increased sales and profit. A well-respected retail veteran, Frank has built and led high-performing sales teams, resulting in added consumer awareness and satisfaction, brand appreciation and revenue share growth. We are excited to welcome Neal and Frank to our team and are confident their industry knowledge and experience will prove valuable as we continue to execute various wholesale and retail growth initiatives.

Mr. Katz, concluded, “Looking ahead, we plan to continue to review our operational practices and retail prospects to gain added efficiencies and identify new opportunities for growth that can drive shareholder value. We believe our experienced management team, scale, vertical integration platform and strong portfolio of brands positions us to better stabilize and strengthen the business in the second half of fiscal 2016 and beyond, while maintaining the healthy high gross margins we are currently generating.”

Operating Review
Net sales during the thirteen weeks ended July 30, 2016, decreased 11.2%, compared to the second quarter of fiscal 2015, due primarily to fewer stores in operation, as the average number of stores operated was 298, compared to 319 in the prior year period, as well as lower mall traffic.

Retail segment net sales decreased 20.8% to $54.4 million, compared with last year’s second quarter, due to the transition of Scents of Worth's largest consignment account to a wholesale customer, fewer Perfumania stores compared with last year’s second quarter, as well as lower mall traffic at Perfumania stores.

Wholesale segment net sales increased by 5% to $42.7 million from the second quarter of fiscal 2015 due to higher consumer demand and a shift in Scent of Worth’s largest consignment account to a wholesale customer. This included increased sales for Quality Fragrance Group, from $28.3 million in the second quarter of fiscal 2015, to $31.7 million in the same period in fiscal 2016. Parlux sales decreased from $12.2 million in the second quarter of fiscal 2015 to $11 million in the same period in fiscal 2016, due to weaker consumer demand in department stores.

Reflecting the lower retail net sales, gross profit during the second quarter of fiscal 2016 was $45 million, a decrease of 11.8% compared to last year’s second quarter. Gross profit margin decreased by 30 basis points, from 46.7% to 46.4% in the second quarter of fiscal 2016.

Total operating expenses were $54.4 million during the second quarter, a decrease of 17.8% compared to last year’s second quarter. The decline was attributable to lower sales related expenses, including commissions, a reduction in warehouse headcount and related costs, a reduction in store-related expenses as the Company had 21 fewer stores in operation this year as compared to the same period last year, and a reduction in expenses related to the point-of-sale technology rollout in the first quarter of fiscal 2016.

Interest expense remained flat at $1.7 million for the second quarter of fiscal 2016. The Company did not record a tax provision during the second quarter of fiscal 2016 or the comparable period in fiscal 2015 since we experienced operating losses for both periods. The Company recorded a full valuation allowance against all deferred tax assets, thus no income tax benefit was recorded during the second quarter of fiscal 2016 and fiscal 2015.

This led to net loss of $11 million during the second quarter of fiscal 2016, compared to net loss of $16.8 million during last year’s second quarter.

Balance Sheet and Liquidity
Net cash used in operating activities during the twenty-six weeks ended July 30, 2016 was approximately $12.3 million, compared with approximately $8.3 million provided by operating expenses during the prior year period. The increase in cash used in operations primarily reflected changes in working capital.

Net cash used in investing activities was approximately $1.3 million during the twenty-six weeks ended July 30, 2016 compared to $3.6 million during the prior year period as the result of decreased investment in information technology spending as well as fewer new store openings compared with the prior year.
Net cash provided by financing activities during the twenty-six weeks ended July 30, 2016 was approximately $10.3 million, compared with $4.0 million used in financing activities during the prior year period. The $14.3 million increase in cash provided by financing activities is due primarily to higher borrowings under our bank line of credit as a result of the timing of this year’s payments to trade vendors as compared to last year.

The Company has a $175 million revolving credit facility with a syndicate of banks, which is used for the Company's general corporate purposes and those of its subsidiaries, including working capital. The Company and certain of its subsidiaries are co-borrowers under the Senior Credit Facility, and the Company’s other subsidiaries have guaranteed all of their obligations thereunder. The Company was in compliance with all financial and operating covenants under the Senior Credit facility as of July 30, 2016. The Company had $70.4 million available to borrow under the Senior Credit Facility which includes $25 million for letters of credit, based on the borrowing base at July 30, 2016.

Donna Dellomo, VP & Chief Financial Officer, commented, “During the second quarter we remained focused on various strategic operating initiatives and driving benefits from recent technology initiatives, including evaluating our organizational and cost structures, lowering operating costs, increasing operating productivity and better leveraging our vertically integrated retail and wholesale operations. As as a result, total operating expenses decreased 17.8%, largely reflecting a significant reduction in SG&A expenses.

“We continue to identify new ways to highlight and promote our portfolio of well-recognized fragrance brands and related beauty products to our customers, while simultaneously driving efficiencies in promotional spending and sales mix to emphasize a greater percentage of owned and licensed brands as well as higher gross profit margin offerings such as body sprays. In addition, as we continue to review our product mix, we expect to incorporate new products which complement our core fragrance offerings.

“Going forward, we remain confident in our ability to successfully implement the various strategic initiatives established over the last few quarters, including improving the consumer experience in our stores and online, launching new designer and fashion fragrances, adding additional offerings of portable fragrances and body sprays, enhancing our loyalty programs and leveraging our omni-channel platform. In addition, our management team remains focused on optimizing our retail footprint, closing marginal and underperforming Perfumania stores by negotiating early lease terminations with landlords, exercising lease termination options and not renewing or extending maturing leases at such locations.”

About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30 year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. As of July 30, 2016 the Company operated 297 corporate-owned retail stores as well as e-commerce, specializing in the sale of fragrances and related products across the United States, Puerto Rico, and the U.S. Virgin Islands. The Company also operates a wholesale distribution network, selling to mass retail, department stores as well as domestic and international distributors. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our Senior Credit Facility, any deterioration of general economic conditions, including weaker than anticipated discretionary spending by consumers, competition, the ability to raise additional capital to finance our expansion and other factors included in our filings with the SEC. Copies of our SEC filings are available from the SEC or may be obtained upon request from us. You should also consider carefully the statements under “Risk Factors” in our Form 10-K which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Contact:
Perfumania Holdings, Inc.                JCIR
Donna Dellomo                        Joseph Jaffoni / Norberto Aja / Nicole Briguet
VP & Chief Financial Officer                (212) 835-8500
(631) 866-4157                        perf@jcir.com

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PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share and per share amounts)

	July 30, 2016	January 30, 2016
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash and cash equivalents	$2,284	$5,640
Accounts receivable, net of allowances of $2,948 and $1,233 as of July 30, 2016	29,755	29,602
and January 30, 2016, respectively
Inventories	220,635	221,336
Prepaid expenses and other current assets	9,646	9,862
Total current assets	262,320	266,440
Property and equipment, net	23,832	25,892
Goodwill	38,769	38,769
Intangible and other assets, net	17,969	19,945
Total assets	$342,890	$351,046

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,823	$32,175
Accounts payable – affiliates	953	300
Accrued expenses and other liabilities	27,159	33,205
Current portion of obligations under capital leases	1,332	1,248
Total current liabilities	63,267	66,928
Revolving credit facility	23,927	13,078
Notes payable – affiliates	125,366	125,366
Long-term portion of obligations under capital leases	549	1,223
Other long-term liabilities	63,189	60,474
Total liabilities	276,298	267,069
Commitments and contingencies
Shareholders' equity
Preferred stock, $0.10 par value, 1,000,000 shares authorized; as of July 30, 2016 and January 30, 2016, none issued	—	—
Common stock, $0.01 par value, 35,000,000 shares authorized; 16,392,012 shares issued as of July 30, 2016 and January 30, 2016	164	164
Additional paid-in capital	222,001	221,961
Accumulated deficit	(146,996)	(129,571)
Treasury stock, at cost, 898,249 shares as of July 30, 2016 and January 30, 2016	(8,577)	(8,577)
Total shareholders’ equity	66,592	83,977
Total liabilities and shareholders’ equity	$342,890	$351,046

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except share and per share amounts)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$97,020	$109,306	$202,159	$237,516
Cost of goods sold	51,996	58,250	105,366	123,982
Gross profit	$45,024	$51,056	$96,793	$113,534
Operating expenses:
Selling, general and administrative expenses	52,333	63,475	106,261	121,667
Share-based compensation expense	8	74	40	174
Depreciation and amortization	2,025	2,581	4,536	5,200
Total operating expenses	54,366	66,130	110,837	127,041
Loss from operations	(9,342)	(15,074)	(14,044)	(13,507)
Interest expense	(1,674)	(1,723)	(3,381)	(3,455)
Loss before income tax provision	(11,016)	(16,797)	(17,425)	(16,962)
Income tax provision	—	—	—	—
Net loss	$(11,016)	$(16,797)	$(17,425)	$(16,962)
Net loss per common share:
Basic and diluted	$(0.71)	$(1.08)	$(1.12)	$1.10

Weighted average number of common shares outstanding:
Basic and diluted	15,493,763	15,483,640	15,493,763	15,480,151

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
	July 30, 2016	August 1, 2015

Cash flows from operating activities:
Net loss	$(17,425)	$(16,962)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of deferred financing costs	174	172
Depreciation and amortization	4,536	5,200
Provision (recovery) for losses on accounts receivable	1,721	(319)
Share-based compensation	40	174
Changes in operating assets and liabilities:
Accounts receivable	(1,874)	3,030
Inventories	701	8,379
Prepaid expenses and other assets	813	2,248
Accounts payable	1,648	4,785
Accounts payable-affiliates	653	844
Accrued expenses and other liabilities and other long-term liabilities	(3,331)	737
Net cash (used in) provided by operating activities	(12,344)	8,288
Cash flows from investing activities:
Additions to property and equipment	(1,271)	(3,614)
Net cash used in investing activities	(1,271)	(3,614)
Cash flows from financing activities:
Net borrowings (repayments) under bank line of credit	10,849	(3,545)
Principal payments under capital lease obligations	(590)	(515)
Proceeds from exercise of stock options	—	54
Net cash provided by (used in) financing activities	10,259	(4,006)
Net (decrease) increase in cash and cash equivalents	(3,356)	668
Cash and cash equivalents at beginning of period	5,640	1,533
Cash and cash equivalents at end of period	$2,284	$2,201

Supplemental Information:
Cash paid during the period for:
Interest	$447	$725
Income taxes	$193	$576

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